News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G DELIVERS SECOND QUARTER EPS AND ORGANIC SALES IN LINE WITH EXPECTATIONS

CINCINNATI, Jan. 30, 2009 - The Procter & Gamble Company (NYSE:PG) announced diluted net earnings per share of $1.58, a 61 percent increase for the October - December quarter.  Earnings per share include a $0.63 gain from the Folgers transaction completed during the quarter.  Consistent with the Company’s guidance for the quarter, organic sales were up two percent on price increases and positive product mix.  Net sales were three percent below the year-ago quarter at $20.4 billion primarily due to unfavorable foreign exchange and lower volume.

“As expected, this was a particularly challenging quarter,” said Chairman of the Board and Chief Executive Officer A.G. Lafley.  “Despite this, we grew organic sales two percent and delivered against our going in EPS guidance.  We expect the environment will remain difficult and highly volatile - at least in the near term.  We are focused on the fundamentals that are critical to success in our business.  We will continue to build brands that deliver better value for consumers by leading innovation and managing cost and productivity programs with discipline.  Our efforts in these areas give me confidence that P&G will continue to grow profitably and generate attractive returns for shareholders over the long-term.”

Executive Summary

•	Diluted net earnings per share increased 61 percent to $1.58 for the quarter. Net earnings were up 53 percent to $5.0 billion due to the gain from the Folgers transaction.
•
Net sales declined three percent to $20.4 billion for the quarter driven by unfavorable foreign exchange and lower shipment volume.  Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, were up two percent for the quarter.

•	Operating margin declined 90 basis points for the quarter on a commodity cost driven decline in gross margin and incremental restructuring charges related to the Folgers transaction.
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Key Financial Highlights

Net sales for the quarter decreased three percent to $20.4 billion.  Unfavorable foreign exchange reduced net sales by five percent as the U.S. dollar appreciated versus the euro, British pound and Canadian dollar.  Volume declined three percent for the quarter driven primarily by trade inventory reductions and consumption declines.  Price increases added four percent and product mix added one percent to net sales.  Organic sales increased two percent for the quarter led by the Baby Care and Family Care segment and the Snacks and Pet Care segment.

Net earnings increased 53 percent for the quarter to $5.0 billion and diluted net earnings per share increased 61 percent to $1.58.  Net earnings from continuing operations declined seven percent to $3.0 billion due to lower net sales and operating margin.  Net earnings from discontinued operations were $2.0 billion for the quarter consisting primarily of the gain from the Folgers transaction completed in the quarter.  Net sales and earnings of the Folgers business, which was divested on November 8, 2008, have been removed from continuing operations and are now reported as discontinued operations in current and prior period results.

Operating margin was down 90 basis points for the quarter primarily due to higher commodity costs and Folgers-related restructuring charges.  Gross margin declined by 70 basis points to 51.6 percent as higher commodity and energy costs of about 300 basis points were largely offset by the impact of price increases and manufacturing cost savings.  Selling, general and administrative (SG&A) expenses as a percentage of net sales were up 20 basis points to 30.7 percent.  The savings from overhead productivity programs and marketing spending efficiencies offset the de-leveraging impact of lower net sales.  Folgers-related restructuring charges, mainly in SG&A, lowered operating margins by about 40 basis points for the quarter.

Operating cash flow was $2.2 billion for the quarter.  Free cash flow, defined as operating cash flow less capital expenditures, was $1.5 billion.  Capital expenditures were 3.5 percent of net sales during the quarter.

Business Segment Discussion for the Quarter

The following provides perspective on the Company’s October - December quarter results by business segment.

Beauty GBU
•
Beauty net sales decreased four percent to $4.9 billion for the quarter.  Organic sales were in line with the previous year period.  Net sales were down due to a four percent unfavorable foreign exchange impact and a one percent decline in volume, partially offset by a one percent positive pricing impact.  Retail Hair Care volume grew low-single digits behind solid growth in developing regions.  Every major retail hair care brand, including Pantene, contributed to volume growth led by mid-single-digit or higher growth of Head & Shoulders, Herbal Essences, Rejoice and Nice ‘N Easy.  Professional Hair Care volume declined mid-single-digits primarily due to market contractions.  Personal Cleansing volume decreased high-single-digits primarily due to trade inventory reductions and market contractions.  Volume in Skin Care decreased mid-single-digits mainly due to the divestiture of Noxzema.  Prestige Fragrances volume decreased high-single-digits due mainly to trade inventory reductions, market contractions and a shift in initiative timings to the second half of fiscal 2009, partially offset by market share gains.  Net earnings declined 10 percent during the quarter to $799 million primarily due to a reduction in net sales and lower operating margin from higher commodity costs.

•
Grooming net sales declined seven percent during the quarter to $2.0 billion.  Organic sales increased one percent.  Volume declined six percent primarily due to a double-digit decline of Braun.  Price increases taken across premium shaving systems added four percent to net sales.  Product mix contributed one percent to net sales behind continued growth of premium innovations such as Gillette Fusion.  Unfavorable foreign exchange reduced net sales by six percent, and the net impact of acquisitions and divestitures reduced net sales by two percent.  Blades and Razors volume decreased low-single-digits driven primarily by trade inventory reductions and market contractions in developed regions.  Double-digit growth of Gillette Fusion was offset by a high-single-digit decline of Mach3.  Gillette Fusion became the largest brand in the U.S. systems market.  Global market share of blades and razors increased by one percent.  Braun volume declined behind market contractions, the exits of the U.S. home appliance and Tassimo coffee appliance businesses and trade inventory reductions.  Global market share of dry shaving increased half a point to nearly 35 percent on growth of the female epilators segment.  Net earnings decreased three percent to $416 million for the quarter primarily due to lower net sales, partially offset by higher operating margin from price increases and improved product mix.

Health & Well-Being GBU
•
Health Care net sales were down six percent during the quarter to $3.5 billion, and organic sales were in line with the prior year.  Net sales were negatively impacted by unfavorable foreign exchange of five percent, a volume decline of three percent and negative product mix of one percent.  This was partially offset by a positive pricing impact of three percent.  Personal Health Care volume decreased double-digits due to a double-digit decline of Prilosec OTC from the loss of marketplace exclusivity in North America and the ThermaCare divestiture.  Pharmaceuticals volume declined mid-single-digits primarily as a result of minor brand divestitures.  Feminine Care volume was flat as double-digit growth of Naturella was offset by a mid-single-digit decline of Tampax.  Oral Care volume decreased low-single-digits primarily due to trade inventory reductions of Crest.  For the quarter, net earnings decreased 10 percent to $647 million primarily due to the decline of net sales and lower operating margin.

•
Snacks and Pet Care net sales declined one percent to $0.8 billion, and organic sales increased four percent for the quarter.  Net sales were negatively impacted by unfavorable foreign exchange of five percent, a volume decline of five percent and negative product mix of one percent.  These impacts were mostly offset by positive pricing of 10 percent.  Volume in Snacks declined mid-single-digits due to supply constraints in North America.  Volume in Pet Care was down mid-single-digits behind anticipated consumption declines in response to price increases which drove net sales up low-single-digits.  Net earnings declined six percent to $63 million for the quarter primarily due to lower net sales and a commodity cost driven decline in gross margin, partially offset by lower SG&A expenses as a percentage of net sales.

Household Care GBU
•
Fabric Care and Home Care net sales decreased four percent to $5.8 billion for the quarter.  Unfavorable foreign exchange reduced net sales by five percent during the quarter.  Six percent positive pricing and one percent positive mix more than offset a six percent decline in volume resulting in organic sales growth of one percent.  Fabric Care volume decreased mid-single-digits primarily due to a double-digit reduction of Tide shipments from trade inventory reductions and share declines.  Home Care volume was down low-single digits as growth of Air Care was more than offset by price-driven shipment declines of Dish Care and Surface Care.  Batteries volume was down low-double-digits behind consumption declines and trade inventory reductions.  Global market share of general purpose batteries was down slightly to about 28 percent.  Net earnings declined 25 percent to $658 million primarily due to a decline in net sales and lower operating margin as commodity costs peaked during the quarter.

•
Baby Care and Family Care net sales increased three percent during the quarter to $3.5 billion on one percent volume growth.  Price increases to recover commodity costs contributed seven percent to sales growth.  Unfavorable foreign exchange reduced net sales by four percent.  Product mix from the disproportionate growth in developing regions and a shift toward larger pack counts negatively impacted net sales by one percent.  Organic sales were up seven percent for the quarter.  Volume in Baby Care increased low-single-digits due to strong growth of Pampers in developing regions.  Volume in Family Care decreased low-single-digits as lower shipments of Charmin more than offset growth of Bounty.  Family Care U.S. all-outlet value share was up nearly half a point to about 32 percent. Net earnings were consistent with year-ago results at $418 million as higher net sales were offset by lower operating margins and a higher effective tax rate.

Fiscal Year and January – March Quarter Guidance

For the 2009 fiscal year, the Company expects organic sales to grow by two to five percent.  The combination of pricing and product mix is expected to impact sales growth by a positive four to five percent.  Organic volume is expected to be flat to down two percent.  Foreign exchange remains highly volatile and is expected to reduce sales by about five percent.  The net impact of acquisitions and divestitures is estimated to be flat to negative one percent.  Total sales growth is expected to be flat to negative four percent.

The Company also stated that it is comfortable with analysts’ current consensus earnings per share estimate of $4.29.  This approximates the mid-point of the Company’s revised Fiscal 2009 guidance range of $4.20 to $4.35 per share.  The Company modified the guidance range to reflect the high level of market volatility and uncertainty that exists today.  Operating margin, which includes the impact of incremental Folgers-related restructuring charges, is expected to be consistent with the prior fiscal year.  The Company’s tax rate on continuing operations is expected to be between 27 and 28 percent.

For the January - March quarter, organic sales are expected to grow two to five percent.  The combination of pricing and product mix is expected to contribute between five and seven percent to sales growth.  Organic volume is expected to decline two to three percent.  Foreign exchange is estimated to reduce net sales by high-single-digits, and the net impact of acquisitions and divestitures is expected to be neutral to net sales growth for the quarter.  Total sales are expected to be down two to seven percent.

The Company expects earnings per share to be in the range of $0.78 to $0.86 for the quarter, including incremental Folgers-related restructuring charges.  Operating margin is expected to decline modestly, as Folgers-related restructuring charges, higher commodity costs and volume de-leveraging should be largely offset by productivity improvements and manufacturing cost savings programs.

Forward Looking Statements

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete.  We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors.  Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations.  In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, intellectual property, and competition law matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to a global or regional credit crisis or terrorist and other hostile activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble

Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contacts:
Mark Erceg, 513.983.2414
John Chevalier, 513.983.9974
The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth:  Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales in the October – December quarter is as follows:

Oct – Dec	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact	Organic Sales Growth
Beauty	-4%	-4%	0%	0%
Grooming	-7%	-6%	-2%	1%
Health Care	-6%	-5%	-1%	0%
Snacks and Pet Care	-1%	-5%	0%	4%
Fabric Care and Home Care	-4%	-5%	0%	1%
Baby Care and Family Care	3%	-4%	0%	7%
Total P&G	-3%	-5%	0%	2%

Free Cash Flow:  Free cash flow is defined as operating cash flow less capital spending.  We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.  Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

	Operating Cash Flow	Capital Spending	Free Cash Flow
Oct – Dec ‘08	$2,196	$(722)	$1,474
Jul – Dec ‘08	$5,640	$(1,421)	$4,219

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Six Months Ended December 31
	2008	2007

BEGINNING CASH	3,313	5,354

OPERATING ACTIVITIES
NET EARNINGS	8,352	6,349
DEPRECIATION AND AMORTIZATION	1,503	1,503
SHARE BASED COMPENSATION EXPENSE	223	242
DEFERRED INCOME TAXES	192	325
GAIN ON SALE OF BUSINESSES & FIXED ASSETS	(2,304)	(231)
CHANGES IN:
ACCOUNTS RECEIVABLE	(775)	(703)
INVENTORIES	(825)	(589)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	(668)	35
OTHER OPERATING ASSETS & LIABILITIES	(150)	174
OTHER	92	(25)

TOTAL OPERATING ACTIVITIES	5,640	7,080

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(1,421)	(1,184)
PROCEEDS FROM ASSET SALES	1,017	747
ACQUISITIONS, NET OF CASH ACQUIRED	(323)	24
CHANGE IN INVESTMENTS	52	(502)

TOTAL INVESTING ACTIVITIES	(675)	(915)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(2,493)	(2,267)
CHANGE IN SHORT-TERM DEBT	4,096	1,454
ADDITIONS TO LONG TERM DEBT	2,912	5,038
REDUCTION OF LONG TERM DEBT	(2,183)	(6,129)
TREASURY PURCHASES	(5,243)	(5,481)
IMPACT OF STOCK OPTIONS AND OTHER	551	979

TOTAL FINANCING ACTIVITIES	(2,360)	(6,406)

EXCHANGE EFFECT ON CASH	(265)	236

CHANGE IN CASH AND CASH EQUIVALENTS	2,340	(5)

ENDING CASH	5,653	5,349

Certain amounts for prior periods were reclassified to conform with the fiscal 2009 presentation

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	December 31, 2008	June 30, 2008

CASH AND CASH EQUIVALENTS	$5,653	$3,313
ACCOUNTS RECEIVABLE	6,956	6,761
TOTAL INVENTORIES	8,383	8,416
OTHER	4,483	6,025
TOTAL CURRENT ASSETS	25,475	24,515

NET PROPERTY, PLANT AND EQUIPMENT	18,969	20,640
NET GOODWILL AND OTHER INTANGIBLE ASSETS	89,317	94,000
OTHER NON-CURRENT ASSETS	4,502	4,837

TOTAL ASSETS	$138,263	$143,992

ACCOUNTS PAYABLE	$5,171	$6,775
ACCRUED AND OTHER LIABILITIES	8,968	10,154
TAXES PAYABLE	1,062	945
DEBT DUE WITHIN ONE YEAR	21,940	13,084
TOTAL CURRENT LIABILITIES	37,141	30,958

LONG-TERM DEBT	19,815	23,581
OTHER	18,895	19,959
TOTAL LIABILITIES	75,851	74,498

TOTAL SHAREHOLDERS' EQUITY	62,412	69,494

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$138,263	$143,992

Certain amounts for prior periods were reclassified to conform with the fiscal 2009 presentation

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	OND QUARTER			FYTD

	OND 08	OND 07	% CHG	12/31/2008	12/31/2007	% CHG
NET SALES	$20,368	$21,038	(3)%	$41,950	$40,837	3%
COST OF PRODUCTS SOLD	9,850	10,028	(2)%	20,470	19,285	6%
GROSS MARGIN	10,518	11,010	(4)%	21,480	21,552	0%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	6,267	6,420	(2)%	12,660	12,664	0%
OPERATING INCOME	4,251	4,590	(7)%	8,820	8,888	(1)%
TOTAL INTEREST EXPENSE	354	389		693	748
OTHER NON-OPERATING INCOME, NET	91	193		427	386
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,988	4,394	(9)%	8,554	8,526	0%
INCOME TAXES	1,026	1,200		2,317	2,328

NET EARNINGS FROM CONTINUING OPERATIONS	2,962	3,194	(7)%	6,237	6,198	1%

NET EARNINGS FROM DISCONTINUED OPERATIONS	2,042	76		2,115	151

NET EARNINGS	5,004	3,270	53%	8,352	6,349	32%

EFFECTIVE TAX RATE FROM CONTINUING OPERATIONS	25.7%	27.3%		27.1%	27.3%

PER COMMON SHARE:
BASIC NET EARNINGS - CONTINUING OPERATIONS	$0.99	$1.02		$2.06	$1.97
BASIC NET EARNINGS - DISCONTINUED OPERATIONS	$0.69	$0.02		$0.71	$0.05
BASIC NET EARNINGS	$1.68	$1.04		$2.77	$2.02

DILUTED NET EARNINGS - CONTINUING OPERATIONS	$0.94	$0.96	(2)%	$1.95	$1.85	5%
DILUTED NET EARNINGS - DISCONTINUED OPERATIONS	$0.64	$0.02		$0.66	$0.05
DILUTED NET EARNINGS	$1.58	$0.98	61%	$2.61	$1.90	37%

DIVIDENDS	$0.40	$0.35	14%	$0.80	$0.70	14%
AVERAGE DILUTED SHARES OUTSTANDING	3,170.8	3,341.5		3,205.1	3,348.2

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
COST OF PRODUCTS SOLD	48.4%	47.7%	70	48.8%	47.2%	160
GROSS MARGIN	51.6%	52.3%	(70)	51.2%	52.8%	(160)
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	30.7%	30.5%	20	30.2%	31.0%	(80)
OPERATING MARGIN	20.9%	21.8%	(90)	21.0%	21.8%	(80)
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	19.6%	20.9%	(130)	20.4%	20.9%	(50)
NET EARNINGS FROM CONTINUING OPERATIONS	14.5%	15.2%	(70)	14.9%	15.2%	(30)

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended December 31, 2008
			Earnings From		Net Earnings
		% Change	Continuing	% Change	From	% Change
		Versus	Operations Before	Versus	Continuing	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Operations	Year Ago

Beauty GBU
Beauty	$4,928	-4%	$1,020	-9%	$799	-10%
Grooming	2,008	-7%	584	-2%	416	-3%

Health and Well-Being GBU
Health Care	3,534	-6%	950	-10%	647	-10%
Snacks and Pet Care	791	-1%	103	0%	63	-6%

Household Care GBU
Fabric Care and Home Care	5,797	-4%	1,024	-21%	658	-25%
Baby Care and Family Care	3,466	3%	665	2%	418	0%

Total Business Segments	20,524	-4%	4,346	-10%	3,001	-11%
Corporate	(156)	N/A	(358)	N/A	(39)	N/A
Total Company	20,368	-3%	3,988	-9%	2,962	-7%

	Six Months Ended December 31, 2008
			Earnings From		Net Earnings
		% Change	Continuing	% Change	From	% Change
		Versus	Operations Before	Versus	Continuing	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Operations	Year Ago

Beauty GBU
Beauty	$10,057	3%	$2,003	0%	$1,552	-1%
Grooming	4,150	-1%	1,229	2%	894	2%

Health and Well-Being GBU
Health Care	7,235	-1%	1,940	-5%	1,304	-4%
Snacks and Pet Care	1,598	4%	193	4%	118	0%

Household Care GBU
Fabric Care and Home Care	12,280	3%	2,285	-14%	1,484	-17%
Baby Care and Family Care	7,238	7%	1,472	11%	932	10%

Total Business Segments	42,558	3%	9,122	-3%	6,284	-4%
Corporate	(608)	N/A	(568)	N/A	(47)	N/A
Total Company	41,950	3%	8,554	0%	6,237	1%

	OCTOBER - DECEMBER NET SALES INFORMATION
	(Percent Change vs. Year Ago) *
	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Net Sales
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Growth
Beauty GBU
Beauty	-1%	-1%	-4%	1%	0%	-4%
Grooming	-6%	-5%	-6%	4%	1%	-7%

Health and Well-Being GBU
Health Care	-3%	-3%	-5%	3%	-1%	-6%
Snacks and Pet Care	-5%	-5%	-5%	10%	-1%	-1%

Household Care GBU
Fabric Care and Home Care	-6%	-6%	-5%	6%	1%	-4%
Baby Care and Family Care	1%	1%	-4%	7%	-1%	3%

Total Company	-3%	-3%	-5%	4%	1%	-3%

	FISCAL YEAR 2007/2008 NET SALES INFORMATION
	(Percent Change vs. Year Ago) *

	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Total
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Impact
Beauty GBU
Beauty	1%	1%	1%	1%	0%	3%
Grooming	-3%	-3%	0%	3%	-1%	-1%

Health and Well-Being GBU
Health Care	-2%	-1%	0%	3%	-2%	-1%
Snacks and Pet Care	-1%	-1%	-1%	8%	-2%	4%

Household Care GBU
Fabric Care and Home Care	-2%	-2%	0%	5%	0%	3%
Baby Care and Family Care	1%	4%	0%	6%	0%	7%

Total Company	-1%	0%	0%	4%	0%	3%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.